Exhibit 10.29

Windsor Permian, LLC

14301 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134

August 20, 2012

Travis Stice

4906 Rustic Trail

Midland, TX 79707

Dear Mr. Stice:

Windsor Permian, LLC, a Delaware limited liability company (the “Company”), hereby agrees to employ you and you hereby agree to accept such employment under the terms and conditions of this employment agreement (this “Agreement”), which amends and restates your employment agreement originally effective as of April 18, 2011, as amended.

1. Term of Employment. Except for earlier termination as provided in Section 9 below, your employment with the Company shall be for a term commencing as of April 18, 2011 (the “Effective Date”) and terminating on the third (3rd) anniversary of the Effective Date. The period of time between the Effective Date and the third (3rd) anniversary of the Effective Date shall be referred to herein as the “Term.”

2. Compensation.

(a) During the Term, you shall be compensated for all services rendered by you under this Agreement at the rate of $300,000 per annum (the “Base Salary”). The Base Salary shall be payable in such manner as is consistent with the Company’s payroll practices for executive employees and subject to the usual, required withholding.

(b) During the Term, you shall be eligible to receive an annual bonus in accordance with the Company’s bonus policy to be established by the Manager of the Company if a limited liability company or Board of Directors of the Company if a corporation (the “Board”) from time to time (the “Annual Bonus”). The Annual Bonus shall be determined by the Board based upon your achievement of performance goals as determined by the Board for each fiscal year of the Company. You shall be eligible to receive a target Annual Bonus of $300,000 upon achievement of your performance goals. You shall receive a minimum Annual Bonus of $200,000 and be eligible to receive an Annual Bonus of up to $400,000 based upon your achievement of stretch goals as determined by the Board. The Annual Bonus shall be paid within fifteen (15) business days after (i) completion and release of the audited financial statements for the applicable fiscal year or (ii) the close and approval by the Board of the Company’s books for the applicable fiscal year if the Board determines that an audit is not required; provided, however, except as otherwise provided in Section 9(c), you must still be employed by the Company on the payment date to receive the Annual Bonus.

(c) On the Effective Date, you were granted an option (the “Purchase Option”) to acquire a one percent (1%) membership interest in the Company for the total amount of $3,600,000.00 (the “Purchase Option Exercise Price”). If the Company sells a portion of its oil and gas properties before you exercise the Purchase Option, the exercise price will be reduced by an amount equal to one percent (1%) of the net proceeds from such sale(s) but only to the extent that such net proceeds have actually been distributed to the holders of the Company’s membership interests prior to the Contribution (as defined in Section 2(d) below) or to the stockholders of Diamondback (as defined below) after the Contribution (as defined below) (the “Reduction Amount”). However, in no event will the Reduction Amount exceed an amount that will cause the exercise price to be less than the fair market value of the membership interests subject to the Purchase Option on the date the Reduction Amount becomes applicable. In order to exercise any vested portion of the Purchase Option, you must give the Board written notice of your desire to acquire a one percent (1%) membership interest in the Company, which notice shall be given on or before the earlier of (i) the fifth (5th) anniversary date of the Effective Date; and (ii) the termination of your employment with the Company for any reason or no reason other than your death, Disability or No Cause Termination (each as defined below) (the “Expiration Date”); provided, however, that your right to exercise the Purchase Option shall be suspended commencing on the date a registration statement relating to an IPO (as defined below) is filed with the Securities and Exchange Commission and such suspension shall continue until the earliest of: (x) December 31, 2013, (y) the date the registration statement is withdrawn and (z) the date a definitive agreement for the sale of the Company or all or substantially all of its assets is entered into (the “Exercise Suspension Period”). In the event your employment with the Company terminates on account of your death, Disability or No Cause Termination, the Expiration Date will be the earlier of the fifth (5th) anniversary date of the Effective Date or the 90th day following your death, Disability or No Cause Termination; provided, however, if the period of time between your death, Disability or No Cause Termination and the Expiration date at all times is subject to Exercise Suspension Period, the Expiration Date will be the earlier of the fifth (5th) anniversary date of the Effective Date or the 30th day following the end of the Exercise Suspension Period. If you fail to notify the Board in writing on or before the Expiration Date, then the Purchase Option shall terminate and you shall have no further right to acquire a membership interest in the Company. In the event such Expiration Date is due to provision 2(c)(ii) above and the Company does not complete the initial public offering within 365 days from the date of such initial filing, the Purchase Option shall then again be available to you subject to the terms and conditions hereof. In the event the Purchase Option is exercised by you, the Company and you, within ten (10) days from the day the Purchase Option is exercised, shall enter into a definitive acquisition agreement containing typical terms of a transaction of this type, which shall also provide for a closing within fifteen (15) days from the day the Purchase Option is exercised and a company agreement containing restrictions on transfer, drag-along rights, capital calls, dilution and such other terms as the Company may require. The Purchase Option shall vest in four (4) equal amounts commencing on the anniversary date of the Effective Date following such grant and each of the next following three (3) anniversary dates of the Effective Date; provided, that if your employment terminates for any reason other than your death, Disability or No Cause Termination, the Purchase Option shall cease vesting as of the date of such termination, and any unvested portion of the Company Option shall become void. In the event more than fifty percent (50%) of the membership interests or stock in the Company is owned by one or more third parties other than a Wexford Party (defined below), any employee benefit plan sponsored or maintained by a Wexford Party, any employee or group of persons including an employee of a Wexford Party or an underwriter temporarily holding securities pursuant to an offering of securities and there is either (a) a material diminution in your position, duties, or authority or (b) your required relocation by the Company to a location that is outside a 50-mile radius of Midland, Texas (an “Option Event”) or (ii) your death, Disability or No Cause Termination, then the Purchase Option shall vest immediately. Notwithstanding anything to the contrary herein, if you exercise all or part of the Purchase Option under this Section 2(c), you will not be eligible for the Diamondback Option defined below.

(d) It is currently contemplated that the Company will participate in an initial public offering (the “IPO”). The IPO will be accomplished through the sale of common stock of a new Delaware corporation formed for that purpose (“Diamondback”), and an affiliate of the Company, pursuant to a registration statement filed with and declared effective by the United States Securities and Exchange Commission. Prior to the completion of the IPO, all of the membership interests in the Company will be contributed to Diamondback in exchange for common stock of Diamondback (the “Contribution”) and the Company will become a wholly-owned subsidiary of Diamondback. If the Contribution occurs, your Company Option to acquire membership interests of the Company will be canceled and your rights to acquire membership interests in the Company and all your rights under the Company Option will terminate. If you continue to be employed at the time of the Contribution, you will be entitled to receive the following: (i) a cash bonus in the amount of $1,000,000.00 (the “Transaction Bonus”), less applicable tax withholdings, of which two-thirds will be payable at the time of the IPO and one-third will be payable upon the first anniversary of the closing of the IPO if you are still employed by the Company or if you were terminated by the Company prior to that date other than for “Cause” as defined in Section 9(b); (ii) the grant of Restricted Stock Units (the “RSU Award”) in an amount equal to $1,000,000.00 divided by the initial price per share of the common stock to the public in the IPO (the “IPO Price”), rounded up or down to the closest whole number of Restricted Stock Units, upon the terms and subject to the conditions set forth in the Diamondback Energy, Inc. 2012 Equity Incentive Plan (the “Plan”) and the RSU award agreement granted under the Plan, including the vesting commencement date and vesting schedule, including the Option Event and other vesting events, applicable to the Purchase Option (provided that the first settlement date on which vested shares will be transferred to you will not be earlier than the expiration of any lock-up agreements entered into in connection with the IPO); and (iii) the grant of an option to purchase 300,000 shares of Diamondback common stock (the “Diamondback Option”) upon the terms and subject to the conditions set forth in the Plan. The Diamondback Option will be granted effective as of the date of the Contribution, will have an exercise price equal to the fair market value of the Diamondback common stock on the grant date (which will be the IPO Price) and will be exercisable in accordance with the vesting commencement date and vesting schedule, including the Option Event and other vesting events, applicable to the Purchase Option. In order to exercise any vested portion of the Diamondback Option, you shall give the Board written notice of your desire to exercise the Diamondback Option on or before the Expiration Date in the manner specified in the Plan and the option agreement. Payment of the Transaction Bonus and delivery of the RSU Award and the Diamondback Option are intended to occur promptly after the closing of the IPO, but in no event later than thirty (30) days after the closing of the IPO.

(e) During the Term, you shall be paid a monthly vehicle allowance in the amount of $900.

3. Duties.

(a) You shall serve as President and Chief Operating Officer of the Company, shall be subject to the general supervision and control of the Board and/or such other officers or individuals as it may designate, and shall provide such services customarily expected of such office and as may be reasonably requested by the Board (or its designee) from time to time. Your principal office shall be located in Midland, Texas.

(b) During the Term, you shall devote your full business time, energies and attention to the business and affairs of the Company, and its subsidiaries (collectively, the “Windsor Group” or the “Windsor Companies” and each of them, individually, a “Windsor Company”), and you may not be engaged in any other business activities; provided, however, that you may be permitted to engage in such charitable activities and other limited business activities as both do not interfere with the performance of your duties under this Agreement and are approved in writing by the Board.

(c) You shall: (i) provide services hereunder to the best of your skills or ability and in an efficient manner and devote such time and effort to the business and affairs of the Company as necessary or advisable to perform your duties hereunder; (ii) act in a manner which you in good faith believe is in the best interests of the Company; (iii) implement any business plan adopted by the Company and then in effect; (iv) perform your duties hereunder, including without limitation any duties reasonably assigned to you by the Board, in good faith; (v) keep the Company reasonably informed on all matters that are material to the Company; (vi) be subject to, and comply with, the Company’s and the Windsor Group’s rules, practices and policies applicable to executive employees as reflected in the employee handbook, codes of conduct, compliance policies or otherwise, as may be amended from time to time; and (vii) cause the Company to comply with all applicable laws and regulations and monitor the development, maintenance, operation and management of the business of the Company to ensure such development, maintenance, operation and management complies with all applicable laws.

4. Benefits. You shall be entitled to twenty-five (25) paid vacation days per annum. You also shall have the benefit of such life and medical insurance plans and other similar plans as the Windsor Group may have or may establish from time to time for its executive employees generally, subject to satisfaction of applicable eligibility requirements. The foregoing, however, shall not be construed to require any Windsor Company to establish any such plans or to prevent any Windsor Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.

5. Expenses. The Company shall reimburse you, in accordance with Company policy, for reasonable expenses incurred by you in the ordinary course in connection with the business of the Windsor Group upon the presentation by you of appropriate substantiation for such expenses. All expenses or other reimbursements under this Agreement shall be made in accordance with the Company’s policies.

6. Restrictive Covenants.

(a) Subject to Section 6(b) below, from the date hereof until the later of the termination of your employment with, engagement as a consultant of, or other affiliation with, any Windsor Company, and for a period ending on the later of six (6) months thereafter (such period, the “Restricted Period”), you shall not, nor shall any of your affiliates, without the written consent of the Board, at any time or in any manner, either directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director, stockholder, partner, member, agent of or consultant for any business or organization that engages or participates in the Restricted Business; provided, however, that nothing herein shall prevent you from acquiring up to two percent (2%) of the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided your involvement with any such company is solely that of a passive stockholder. For purposes of this Agreement, “Restricted Business” means the oil and gas exploration and production business in Texas, Oklahoma and New Mexico and each other area, location or field in which the Windsor Companies conduct business, and any other business or operation that is in competition with any business or operations under consideration or in development by any Windsor Company before the termination of your employment with, engagement as a consultant of, or other affiliation with, any Windsor Company or any subsidiary of a Windsor Company.

(b) The parties hereto intend that the covenant contained in this Section 6 shall be deemed a series of separate covenants for each state, county and city in which the Windsor Group’s business is conducted or is preparing to be conducted. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants deemed included in this Section 6 because, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the states, counties and cities therein which are least populous), which if eliminated would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 6.

7. Confidentiality, Non-Interference, Proprietary Information and Non-Solicitation.

(a) Confidentiality. In the course of your employment by the Windsor Companies, you have had, and/or shall have, access to confidential or proprietary data or information of the Windsor Group, Wexford Capital LP (“Wexford”), any affiliates of the foregoing, the investment funds and managed accounts for which Wexford or its affiliates serves as general partner or acts as investment manager (the “Funds”), entities managed by Wexford or served by the Windsor Group, including without limitation entities in which the Funds have invested, directly or indirectly and their respective businesses (collectively the “Wexford Parties” and each of them individually, a “Wexford Party,” which for the avoidance of doubt includes the Windsor Group). You shall not at any time during or after your employment divulge or communicate to any person (which term, for purposes of this Agreement, includes both persons or entities) nor shall you direct any Windsor Group employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder), or use to the detriment of the Wexford Parties or for the benefit of any other person, any of such data or information. No business conducted by you or any organization of which you, directly or indirectly, are an owner, partner, manager, joint venturer, director, officer, manager or otherwise a participant in or connected with in any locality, state or country in which the Wexford Parties conduct business shall use any name, designation or logo which is substantially similar to that presently used by any Wexford Party. The term “confidential or proprietary data or information” as used in this Agreement shall mean information not generally available to the public or generally known within the applicable Wexford Party’s industry, including, without limitation, personnel information, financial information, customer lists or contacts, supplier lists, strategy and plans, information regarding operations, systems, services, know-how, computer and any other processed or collated data, trade secrets (including, without limitation, software), computer programs, pricing, marketing and advertising data.

(b) Non-Interference. You agree that, during the Restricted Period, you shall not, at any time or in any manner, either directly or indirectly, for your own account or for the account of any other person, interfere with any Wexford Party’s relationship with any of its employees, suppliers or regulators.

(c) Proprietary Information and Disclosure. You agree that you shall at all times promptly disclose to the Company, in such form and manner as the Company may require, any inventions, improvements or procedural or methodological innovations, program methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by you during or in connection with your employment hereunder and which relate to the business of any Wexford Party (“Intellectual Property”). You agree that all such Intellectual Property constitutes a work-for-hire and shall be the sole property of the applicable Wexford Party. You further agree that you shall execute such instruments and perform such acts as may be requested by the Company to transfer to and perfect in the entity designated by the Company all legally protectable rights in such Intellectual Property.

(d) Return of Property. All materials, records and documents in any medium made by you or coming into your possession during your employment concerning any products, processes or services, manufactured, used, developed, investigated, provided or considered by any Wexford Party or otherwise concerning the business or affairs of the Wexford Parties, shall be the sole property of the applicable Wexford Party, and upon termination of your employment, or upon request of the Company during your employment, you shall promptly deliver the same to the Wexford Party designated by the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall deliver to the Wexford Party designated by the Company all other property of the Wexford Parties in your possession or under your control, including, but not limited to, financial statements, marketing and sales data, drawings, documents and electronic records.

(e) No Solicitation of Customers. Notwithstanding any other provision of this Agreement, you agree that, during the Restricted Period, you shall not at any time or in any manner, on your own behalf, or on behalf of any other individual, sole proprietorship, business, firm, partnership, company, corporation or other entity other than the Company, directly solicit, or ask anyone else to solicit, the sale of goods, services or a combination of goods and services, which are the same or similar to those provided by the Windsor Group, from Established

Customers. You further agree that for the same period, you will not in any way interfere or attempt to interfere with the Windsor Group’s relationships with any of their Established Customers. “Established Customers” means any customer that the Windsor Group has actually done business with during the twelve (12) months preceding the date of termination of your employment with, engagement as a consultant of, or other affiliation with, any Windsor Company.

(f) Non Solicitation of Employees. Notwithstanding any other provision of this Agreement, you agree that, during the Restricted Period, you shall not at any time or in any manner, either directly or indirectly, either on your behalf or on behalf of any person (other than the Windsor Group), recruit, solicit, hire, divert or otherwise encourage or attempt to recruit, solicit, hire, divert or otherwise encourage any officer or employees or agents of any Windsor Company to enter into any employment, consulting or advisory arrangement or contract with or to perform any services for or on your behalf or on behalf of any person (other than the Windsor Group), or to enter into any kind of business with you or any other person, including, without limitation, any Restricted Business, the business of any Windsor Company or any business similar to that of a Windsor Company, or hire any such officer or key employee or agent.

(g) Non-Disparagement. You agree not to make public statements, negative comments or otherwise disparage any Wexford Party or any Wexford Party’s officers, directors, employees, agents, shareholders or other equity holders in any manner likely to be harmful to them or their business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(h) Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by any Windsor Company and thereafter, you shall provide reasonable assistance to any Wexford Party and their respective representatives in defense of any claims that may be made against any Wexford Party, and shall assist any Wexford Party in the prosecution of any claims that may be made by any Wexford Party, to the extent that such claims relate to the period of your employment with a Windsor Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against any Wexford Party. You also agree to promptly inform the Company (to the extent legally permitted to do so) if you are asked to assist in any investigation of any Wexford Party (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against any Wexford Party with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in complying with this Section 7(h). If at the time of compliance you are no longer an employee, officer or director (or functional equivalent) of any Windsor Company, the Company shall provide a reasonable per diem to you.

8. Interpretation, Enforcement and Construction

(a) Equitable Relief. With respect to the covenants contained in Sections 6 and 7 of this Agreement, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award. In the event of a violation by you of Section 6 or Section 7 hereof, any compensation being paid to you pursuant to this Agreement or otherwise shall immediately cease, and any Base Salary previously paid to you after termination of your employment shall be immediately repaid to the Company. The amount of any earned Base Salary paid for the period prior to termination of your employment shall be retained by you.

(b) Reformation. The agreements made in Sections 6 and 7 are material inducements for you to enter into this Agreement and the Company would not have made this Agreement with you without such assurances. You understand and agree that the geographic area applicable to Section 6 is based on the nature of the products and services provided by the Windsor Group and the broad distribution of their customers, and that the limitations set forth therein are reasonable in geographic area and time and necessary for the protection of the Windsor Group and its goodwill. However, if any court determines that the time, geographic area or scope of activity of any restriction contained in Section 6 is unenforceable, it is our intention that such limitation set forth herein shall not be terminated but shall be amended to the extent required to render it valid and enforceable. A court hearing any such dispute is empowered and authorized by the parties to reform this Agreement to the maximum time, scope or geographic limitations permitted by applicable law

9. Earlier Termination. Your employment shall terminate prior to the expiration of the Term on the following terms and conditions:

(a) Death or Disability. Your employment shall terminate automatically on the date of your death or immediately upon the Company’s sending you a notice of termination for “Disability”, which shall mean your inability to perform your duties hereunder for ninety (90) days (whether or not continuous) during any period of three hundred sixty-five (365) consecutive days by reason of physical or mental disability. Upon termination of your employment for death or Disability pursuant to this Section 9(a), the Company’s sole obligations to you shall be, subject to your compliance with the provisions of Sections 6 and 7 hereof, to (i) pay your Base Salary for the remainder of the Term, which shall be paid as and when such amounts would have been due had your employment continued, (ii) honor any obligations of the Company with respect to the Purchase Option or Diamondback Option, as applicable, under Sections 2(c) and (d) hereof, and (iii) pay the prorated portion of the minimum Annual Bonus for the period of the applicable fiscal prior to the effective date of such termination.

(b) Resignation Not for Good Reason; Termination for Cause. Your employment shall terminate (x) no less than thirty (30) days after you send the Company written notice of such termination or (y) immediately upon the Company’s sending you written notice terminating your employment hereunder for Cause (as defined below), and you and the Company shall have no further obligations hereunder other than your obligations under Sections 6 and 7 hereof and the Company’s obligation to pay you any of your accrued but unpaid Base Salary through the date of termination and honor any of its obligations with respect to the vested portion of any Purchase Option or Diamondback Option, as applicable, under Sections 2(c) and (d) hereof. “Cause” shall mean (A) your willful and knowing refusal or failure (other than during periods of illness, physical or mental incapacity) to perform your duties in any material respect under this Agreement; (B) your willful misconduct or gross negligence in the performance of your duties; (C) your material breach of this Agreement, any other agreement entered into by you related to the Company or its affiliates, or any Company or Windsor Group policy (including any applicable code of conduct); (D) your breach of Sections 6 or 7 of this Agreement; (E) your conviction of, entry of a guilty plea or a plea of nolo contendere to any criminal act that constitutes a felony or involves, fraud, dishonesty, or moral turpitude; (F) your indictment for any felony involving embezzlement or theft or fraud; (G) your filing of a voluntary petition in bankruptcy or your consent to an involuntary petition in bankruptcy (or your failure to vacate, within ninety (90) days of the entry thereof, any order approving an involuntary petition in bankruptcy) or the entry of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating you as bankrupt or insolvent or the appointment of a receiver, trustee, or liquidator of all or a substantial part of your assets, and such order, judgment or decree’s continuing unstayed and in effect for any period of ninety (90) days; (H) your dishonesty in connection with your responsibilities as an employee; or (I) your failure to comply with any lawful directive of the Board after five (5) business days written notice to you. Upon termination of your employment pursuant to this Section 9(b), the Company shall have no obligations hereunder. If you terminate your employment pursuant to clause (x) hereof, the Company shall be entitled to accelerate the effectiveness of the termination of your employment to whatever time and date as it designates in writing to you in its sole discretion.

(c) Resignation for Good Reason; Termination Without Cause. Your employment shall terminate immediately upon the Company’s sending you written notice terminating your employment hereunder (without Cause therefor having been given by you) for any reason or for no reason (a “No Cause Termination”) or upon your resignation in the event of any (i) material breach by the Company hereunder or (ii) material diminution in the your position, duties, or authority, which in either case is not cured within thirty (30) business days after written notice thereof by you to the Board (which notice must be provided by you to the Company within 90 days following the initial occurrence of such event) and an opportunity to cure within the notice period (collectively, “Good Reason Resignation”). Any termination on account of a Good Reason Resignation must occur within two years following the initial occurrence of such event. Upon any such No Cause Termination or Good Reason Resignation, as the case may be, the Company’s sole obligation(s) to you shall be (x) in the case of a No Cause Termination or your Good Reason Resignation under this Section 9(c), to pay you your Base Salary for the remainder of the Term, which, subject to the timing requirements specified in Section 22, including without limitation Section 22(c)(ii), shall be paid as and when such amounts would have been due had your employment continued and (y) in the case of a No Cause Termination, to honor any obligations of the Company with respect to the Company Option or Diamondback Option, as applicable, under Sections 2(c) and (d) hereof; provided that any such payment shall be subject to your continued compliance with the provisions of Sections 6 and 7 hereof and your executing (and not revoking) a full general release in a form as requested by the Company, releasing all claims, known or unknown, that you may have against any Wexford Party, their officers, directors, employees and agents, arising out of or any way related to your employment or termination of employment with the Company; provided further that, for the purposes of this Section 9(c) only, the Restricted Period under Section 6 shall end on the last day of the Term. In the event Employee refuses to sign and/or revokes any such full general release within the 60 day period following the date of termination, Employee acknowledges and agrees that Employee shall not be entitled to any Base Salary continuation payments so that the Company shall have no further obligation to compensate Executive under this Agreement for termination of employment other than paying earned but unpaid salary and accrued vacation. Payments provided in this Section 9(c) shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or its affiliates or under the WARN Act or any similar state statute or regulation. If you accept other employment or engage in your own business prior to the last date of the Term, you agree to and shall promptly notify the Company.

(d) Continuation of Employment. Any continued employment with the Company during and after the Term is “at-will”, meaning you have the right at any time, and for any reason or no reason, to terminate your employment with or without notice, and the Company has the same right. You understand and agree the Company shall not be obligated to continue your employment prior to the expiration of the Term. Any continuation of employment after the Term shall be on such terms and conditions as the Company may then offer.

(e) No Other Obligation. Except as specifically set forth in Sections 9(a) and 9(c) above, upon termination of your employment under this Agreement, the Company’s obligations hereunder shall cease and neither the Company nor, for the avoidance of doubt, any other Windsor Company, shall have any further obligations to you whatsoever.

10. Representation and Warranty. You represent that you do not have any contractual or other obligations that would conflict with your employment by the Company. In particular, you represent that you are not bound by any agreement, understanding or other obligation with or to any person or entity (including, without limitation, any confidentiality, non-competition or non-solicitation agreement) that prohibits you from accepting or continuing your employment by the Company and fully performing all of your duties for the Company. You also acknowledge that it is the Company’s policy to respect the legal rights of others to protect their confidential information. You therefore represent that you have not taken or retained any confidential information (or other property) belonging to a prior employer and shall not use or disclose any such confidential information in connection with your work for the Company. Any inaccuracy of any of the statements set forth in this Section 10 shall constitute “Cause” for purposes of this Agreement, in which event we would be entitled to terminate your employment under Section 9(b) above with the effect set forth therein.

11. Dealings with Related Parties. You shall not engage in any dealings on behalf of any Windsor Company with any party in which you or any person or entity affiliated with you, or members of your or their respective immediate families, has a financial interest, without first disclosing same to the Board in a writing specifically describing the nature of the interest and obtaining the Company’s prior written approval.

12. Entire Agreement; Modification. This Agreement constitutes the full and complete understanding of the parties with respect to your employment arrangements with the Company and any of its affiliates and shall, on the Effective Date, supersede all prior agreements and writings between you, on the one hand, and the Company or any other Windsor Company (or any of their respective predecessors), on the other hand, with respect to your employment arrangements with the Company or any of its affiliates (the “Prior Agreements”). You and the

Company hereby respectively release each other and the Company’s affiliates, effective as of the Effective Date, from all obligations to the other party under the Prior Agreements. No representations, inducements, promises, agreements or understandings, oral or otherwise, have been made by either party to this Agreement, or anyone acting on behalf of either party, which are not set forth herein and any others are specifically waived. This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties. A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this Agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

13. Severability. The terms and provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof. In the event any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and the parties agree the conflicting term or provision shall be modified to conform.

14. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, if to you, to your residence, email or facsimile, as applicable, as listed in the Company’s records, and if to the Company, c/o Wexford Capital LP, 411 West Putnam Avenue, Greenwich, Connecticut 06830, attention of General Counsel, email: aamron@wexford.com, facsimile: 203-862-7312, with a copy to Windsor Energy, Inc., 14301 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, attention of General Counsel.

15. Assignability; Binding Effect. This Agreement shall not be assignable by you without the written consent of the Board. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its affiliates and their respective successors and assigns, including, without limitation, those by asset assignment, stock sale, merger, consolidation or other reorganization (each a “Permitted Assignee”). The Company shall have the right to assign its rights and obligations under this Agreement to any Permitted Assignee and will give you written notice of any such assignment.

16. Governing Law; Venue; Waiver of Trial by Jury.

(a) This Agreement and the rights of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflicts of law rules or provisions thereof.

(b) Each party irrevocably agrees that any action or proceeding involving any dispute or matter arising under this Agreement may only be brought in the federal courts of the State of Texas, or if such court does not have jurisdiction or shall not accept jurisdiction, in any court of general jurisdiction in the State of Texas. All parties hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (iii) to the fullest extent permitted by applicable law, that (x) the action or proceeding is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper and (z) this Agreement or the subject matter thereof may not be enforced in or by such courts.

(c) To the extent not prohibited by applicable law, each party to this Agreement hereby waives, and covenants that it shall not assert (whether as plaintiff, defendant or otherwise), its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the parties hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver and covenant is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or any of the transactions contemplated hereby, including, contract claims, tort claims and all other common law and statutory claims. This waiver and covenant is irrevocable and shall apply to any subsequent amendments, supplements or other modifications to this Agreement.

17. Prevailing Party Expenses. In the event that litigation or other legal action is instituted between you and the Company or any of its affiliates to enforce the rights under this Agreement, the successful party in such litigation or other legal action shall be entitled to reimbursement from the unsuccessful party in such litigation or other legal action of all reasonable fees, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by such successful party in connection with such litigation or other legal action.

18. Third Party Beneficiaries. Wexford and its successors and assigns, as express third party beneficiaries of this Agreement, shall be entitled, in their sole and absolute discretion, to enforce any of the provisions hereof from time to time, including, but not limited to, the restrictions set forth in Sections 6 and 7 of this Agreement.

19. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

20. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Review of this Agreement. You acknowledge that you have (a) carefully read this Agreement, (b) consulted with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

22. Tax Matters; Code Section 409A Compliance.

(a) Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and the involuntary separation pay exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively “Section 409A”). The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Code Section 409A and Treas. Regs. §1.409A-1(b)(9)(iii)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.

(b) Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Employee will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).

(c) General 409A Provisions. If for any reason, the short-term deferral or involuntary separation pay plan exception is inapplicable, payments and benefits payable to Employee under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). The Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Employee will, in all cases, be liable for any taxes due as a result of this Agreement. Neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(i) If Employee or the Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the

Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.

(ii) All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. The Base Salary continuation payments will commence on the first payroll date that is on or after the eighth day following receipt by the Company of Employee’s executed release; provided, however, if the Base Salary continuation payments are deferred compensation subject to Code Section 409A and if the period during which Employee has discretion to execute or revoke the release straddles two taxable years of Employee, then the Company will commence the Base Salary continuation payments in the second of such taxable years. Notwithstanding the foregoing, subject to the release requirement, the Base Salary continuation payments will in all events be paid no later than 60 days following Executive’s termination of employment, regardless of which taxable year Executive actually delivers the executed Release to the Company. Once such Base Salary continuation payments commence, the first installment thereof will include all amounts that would have been paid had such payments commenced on the first payroll date occurring on or after the termination of employment date. Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.

(iii) All references in this Agreement to termination of employment or termination mean Employee’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

(iv) All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that you shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime or, if longer, through the 20th anniversary of the Effective Date.

(d) Specified Employee Status. If Employee is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A of the Code, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to you during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of your separation from service, or (ii) the date of your death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section (e) will be paid to Employee (or Employee’s estate, in the event of Employee’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.

(e) Withholding Taxes. To the extent any payments under this Agreement are wages subject to income and employment tax withholding, the Company has the right to withhold or otherwise require Executive to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery of such payment to Executive.

23. Background Verification. You hereby authorize the Company to conduct one or more Background Verifications prior to and during your actual employment. “Background Verification” includes, without limitation, information regarding your employment and other experience, educational background and any criminal, credit or regulatory history. You further authorize, without reservation, any law enforcement agency, administrator, court, governmental body, federal or provincial agency, institution, school or university (public or private), information service bureau, employer or insurance company contacted by the Company or any agent of the Company to furnish the information set forth in the preceding sentence as part of the employment application process. You hereby consent to and understand that the Company will only use the information collected for the purposes of (if and as applicable) establishing or continuing your employment, including without limitation, evaluating your employment application, determining employment eligibility under the Company’s employment policies, assessing property and business risks to the Company, and otherwise as may be permitted or required by law. You authorize and consent to the release of records obtained through such checks to the authorized representatives of the Company or its agents, and to the Company’s affiliates, for the purposes described above. You acknowledge and agree that any information relating to a Background Verification may be shared with any Wexford Party and stored on the respective servers.

24. Survival. The obligations of Sections 6, 7, 8, 14, 16 and 17 shall expressly survive any expiration or termination of this Agreement.

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If this amended and restated letter correctly sets forth our understanding, please sign the enclosed copy in the space provided below and return it to the Company, whereupon this shall constitute the employment agreement between you and the Company effective and for the term as stated herein.

Windsor Permian, LLC

Date:	October 1, 2012	By:	/s/ Steven E. West
Steven E. West
Vice President

Date:	September 27, 2012		/s/ Travis Stice
Travis Stice